Exhibit 99.1

The Community Financial Corporation Announces Results Of Operations For Fourth Quarter Of 2015

WALDORF, Md., Jan. 26, 2016 /PRNewswire/ -- The Community Financial Corporation (NASDAQ: TCFC) (the "Company"), the holding company for Community Bank of the Chesapeake (the "Bank"), reported its results of operations for the three months ended and year ended December 31, 2015. Consolidated net income available to common shareholders of $1.5 million for the three months ended December 31, 2015 increased $33,000 compared to the three months ended December 31, 2014. Earnings per common share (diluted) at $0.33 increased $0.01 from $0.32 per common share (diluted) for the three months ended December 31, 2014. Consolidated net income available to common shareholders of $6.3 million for the year ended December 31, 2015 increased $30,000 compared to the year ended December 31, 2014. Earnings per common share (diluted) at $1.35 were the same for the comparable annual periods.

While overall loan growth for 2015 was below expectations at 5.4%, commercial real estate lending, our primary loan product line, grew $52.4 million or 9.3% to $613.5 million at December 31, 2015 compared to $561.1 million at December 31, 2014. The Company expects a solid first quarter of 2016 with a strong pipeline of loans scheduled to close and greater than $30.0 million in unfunded lines for commercial construction loans with scheduled drawdowns during the first six months of 2016. In addition, the Company's residential lending portfolio increased during the fourth quarter, growing $9.5 million from $140.5 million at September 30, 2015 to $150.0 million at December 31, 2015. The Company exited the residential mortgage origination line of business during the second quarter of this year and the portfolio decreased $12.4 million between December 2014 and September 2015. The Company has since established other third-party residential loan sources, funding more loans during the fourth quarter. The Company expects the residential loan portfolio to grow during 2016.

During 2015, the Company made a number of strategic decisions to meet our longer-term objectives of increased profitability and increase shareholder value. The Company continued to execute its plans to improve asset quality and to increase transaction deposits. The following is a summary of progress made during 2015:

  Improved asset quality – The Company has been working in an increasingly assertive manner to reduce its classified assets and will continue to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. The Company is encouraging existing classified customers to obtain financing with other lenders or enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Company.
  As of December 31, 2015 total loan delinquency at 1.27% of loans is in line with the Company's peers. In addition, total classified assets, consisting primarily of classified loans and OREO, were $43.3 million at December 31, 2015, a reduction of $10.7 million, or approximately 19.8% from $54.0 million as of December 31, 2014. Total classified assets as a percentage of assets and risk-based capital decreased from 5.0% and 39.3%, respectively, at December 31, 2014 to 3.8% and 30.2%, respectively, at December 31, 2015. During the fourth quarter of 2015, the Company reduced its classified loans by $3.5 million. The majority of the fourth quarter reduction in classified loans resulted in a transfer to OREO of $2.7 million of developed real estate. The Company is optimistic that these properties will be sold in the near term based on the current valuation, the existing market and tenant occupancy.
  Increased transaction deposits – The Company continued to increase transaction deposits to compliment interest-earning asset growth. Our efforts center on providing products and services that serve small and midsize businesses and municipal customers. This has been the primary reason for the decrease in the Company's funding costs. Since 2011, our deposit costs have decreased 96 basis points from 1.43% for the year ended December 31, 2011 to 0.47% for the three months ended December 31, 2015. Average transaction deposits for the year ended December 31, 2015 increased $65.4 million or 15.5% to $488.2 million compared to the prior year. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 58.6% of total deposits at December 31, 2015. The Company will use time deposits and wholesale funding to supplement interest-earning asset growth as needed.
  Controlled the growth of expenses – The Company's noninterest expenses for 2015, excluding OREO charges and an insurance settlement claim adjustment, were $27.2 million which represents a $1.3 million or 5.1% increase over the comparable $25.9 million for the year ended December 31, 2014. With these adjustments, noninterest expense as a percentage of average assets decreased three basis points from 2.52% for the year ended December 31, 2014 to 2.49% for the year ended December 31, 2015.
  Employee compensation and other operating expenses have grown over the last several years due to the Company's expanding footprint and the increased cost of compliance and regulation. The Company controlled the growth of salary and benefit costs in 2015 with the remodeling of our retail centers and the restructuring of our branch organization. Additionally, management realigned incentives to more closely correlate with Company performance.
  Invested in infrastructure – During 2015, the Company invested in software and professional services to support the Company's continued growth. These investments included capabilities to manage enterprise risks, interest rate risks, vendor risk management, customer information risks and cyber security risks.
  Exited underwriting residential mortgages and established third-party relationships to purchase residential mortgages - The Company exited the residential mortgage origination line of business in April 2015 and has established third party sources to fund its residential whole loan portfolio. The third party sources will allow the Company to maintain a well-diversified residential portfolio while addressing the credit needs of the communities in its footprint.
  Sold an unprofitable branch - The Company agreed to sell its King George, Virginia branch building and equipment to InFirst Federal Credit Union. The transaction is expected to close in the first quarter of 2016. Operating results for the year ended December 31, 2015 reflect a one-time $426,000 pre-tax provision for the loss on the transaction with a $0.05 impact to earnings per share. The elimination of the estimated direct annual operating costs of the King George branch will have an immediate accretive impact on earnings per share in 2016 with the earned back period of less than 10 months.
  Executed plans to open a branch in downtown Fredericksburg in early 2016 - The Company's second branch in Fredericksburg is scheduled to open in downtown during the first quarter of 2016. The Company believes that this second branch will enhance its deposit gathering in this market and complement the strong loan growth experienced in the Fredericksburg market during 2014 and 2015.
  The Company proactively refinanced preferred stock issued under the Small Business Lending Fund ("SBLF") program - On February 6, 2015 the Company issued $23.0 million of unsecured 6.25% fixed to floating rate subordinated notes due 2025 ("subordinated notes"). On February 13, 2015, the Company used proceeds of the offering to redeem all $20 million of the Company's outstanding preferred stock issued under the Small Business Lending Fund ("SBLF") program. The subordinated notes qualified as tier 2 regulatory capital and replaced SBLF tier 1 capital. The Company's decided to issue the subordinated notes during 2015 because of the scheduled increase in the after-tax SBLF dividend rate to 9% in March 2016. The short-term impact for 2016 was increased interest expense of $1.3 million; however, the Company believed it was prudent to issue the subordinated notes before the SBLF dividends were scheduled to increase.

Operations – Three Months Ended December 31, 2015 compared to Three Months Ended December 31, 2014
Consolidated net income available to common shareholders of $1.5 million for the three months ended December 31, 2015 increased $33,000 compared to the three months ended December 31, 2014. This is attributable to increased net interest income of $295,000, a reduction in the provision for loan losses of $1.1 million and decreased preferred stock dividends of $50,000. These increases to net income were offset by increased noninterest expense of $904,000, decreased noninterest income of $316,000 and increased income tax expense of $232,000.

Net interest income increased to $9.3 million for the three months ended December 31, 2015 compared to $9.1 million for the three months ended December 31, 2014. The net interest margin was 3.61% for the three months ended December 31, 2015, a 12 basis point decrease from 3.73% for the three months ended December 31, 2014. The decrease in net interest margin was largely the result of lower yields on loans and additional interest expense of the subordinated notes issued during the first quarter of 2015.

Net interest margin at 3.61% for the three months ended December 31, 2015 increased six basis points from 3.55% for the three months ended September 30, 2015. The increase in net interest margin from the prior quarter was the result of higher yields on investments, a lower cost of debt due to the maturity of some long-term debt and a small increase in net interest income during the fourth quarter due to the return of several loans from nonaccrual to performing status. Net interest income was positively impacted from the increase in the average-balance of interest-earning assets and a reduction in the cost of funds compared to last quarter.

Interest and dividend income increased by $545,000 to $11.2 million for the three months ended December 31, 2015 compared to $10.7 million for the three months ended December 31, 2014, primarily due to increased income from the growth in the average balance of loans and investments and increased investment yields. Interest and dividend income on loans increased $598,000 due to growth of $50.7 million in the average balance of loans from $838.1 million for the three months ended December 31, 2014 to $888.8 million for the three months ended December 31, 2015. Interest and dividend income on investments increased $138,000 during the fourth quarter of 2015 compared to the same period in the prior year as average interest-earning investment balances increased $15.0 million and average yields increased from 1.71% to 1.91%. Average loan yields declined nine basis points from 4.82% for the three months ended December 31, 2014 to 4.73% for the three months ended December 31, 2015, which resulted in a decrease in interest and dividend income of $191,000.

Interest expense increased $250,000 to $1.9 million for the three months ended December 31, 2015 compared to the three months ended December 31, 2014, due primarily to an increase in interest expense related to the subordinated notes issued during the first quarter of 2015. The issuance of the subordinated notes was the primary reason the average cost of total interest-bearing liabilities increased six basis points from 0.79% for the fourth quarter of 2014 to 0.85% for the fourth quarter of 2015. During the three months ended December 31, 2015, interest expense increased $359,000 due to the subordinated note issuance, and $44,000 due to increased average balances of interest-bearing transaction deposit accounts and short-term debt compared to the same quarter of 2014. Additionally, interest expense increased $22,000 on money market accounts, as rates increased modestly from 0.26% to 0.29%. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, increased from 2.35% for the three months ended December 31, 2014 to 2.78% for the comparable period in 2015. The increases to interest expense were partially offset by reductions of $106,000 due to lower average balances of long-term debt and time deposits and $73,000 due to decreases in rates paid on time deposits and debt.

The Company continued to make progress in reducing overall deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of average total deposits increased from 53.2% for the three months ended December 31, 2014 to 57.9% for the three months ended December 31, 2015. Deposit costs decreased five basis points from 0.52% for the three months ended December 31, 2014 to 0.47% for the three months ended December 31, 2015. Average transaction deposits, which include savings, money market, interest-bearing demand and non-interest bearing demand accounts, for the three months ended December 31, 2015 increased $70.7 million or 15.9% to $515.4 million compared to $444.7 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $18.9 million from $111.9 million for the three months ended December 31, 2014 to $130.8 million for the three months ended December 31, 2015. The Company is less dependent on time deposits for funding. In the current year, the progress in continuing to add transaction deposits has mitigated some of the impact of the increased interest expense associated with the subordinated notes.

The provision for loan losses decreased $1.1 million to $362,000 for the three months ended December 31, 2015 compared to $1.5 million for the three months ended December 31, 2014. Net charge-offs for the quarter decreased $1.1 million from $1.3 million for the three months ended December 31, 2014 to $197,000 for the three months ended December 31, 2015. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in other qualitative factors, such as reductions in classified assets resulted in a lower provision for loan losses for the comparable periods. During the fourth quarter of 2014, the Company granted concessions on two loan relationships, each of which was classified as substandard. These concessions resulted in charge-offs of $1.3 million during the fourth quarter of 2014 and classification of the relationships as troubled debt restructurings ("TDRs"). At December 31, 2015 and 2014 the carrying values of these loans were $9.5 million and $10.1 million, respectively.

Noninterest income decreased by $316,000 to $909,000 for the three months ended December 31, 2015 compared to $1.2 million for the three months ended December 31, 2014. Noninterest income decreased primarily due to a gain on the sale of OREO property of $262,000 for the three months ended December 31, 2014 compared to none for the comparable period in 2015. Additionally there were no gains on the sale of residential loans held for sale in the fourth quarter of 2015 compared to a $145,000 gain in the comparable period of 2014. The reduction in gains on loans held for sale reflected the Company's exit from residential loan originations during the second quarter of 2015. There was a moderate increase in the fourth quarter of 2015 of service charge and miscellaneous fee income compared to the prior year.

Noninterest expense at $7.6 million for the fourth quarter of 2015 increased $525,000 from the third quarter 2015 noninterest expense of $7.0 million. The current quarter increase was primarily the result of OREO expenses of $377,000 and a $200,000 reduction in an insurance settlement claim receivable. The Company's average noninterest expense per quarter, excluding OREO charges and the settlement claim, were $6.8 million per quarter for the year ended December 31, 2015. For the three months ended December 31, 2015, noninterest expense increased 13.6%, or $904,000, to $7.6 million from $6.7 million for the comparable period in 2014. The Company's 2015 total growth in salary and benefit costs was 3.2%. During 2015, the Company controlled the growth of salary and benefit costs by restructuring our branch organization and better aligning incentives with Company performance. The Company's noninterest expense as a percentage of average assets for the three months ended December 31, 2015 and 2014 were 2.70% and 2.53%, respectively. The following is a summary breakdown of noninterest expense:

	Three Months Ended December 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$ 4,148	$ 3,891	$ 257	6.6%
OREO Valuation Allowance and Expenses	377	54	323	598.1%
Other Operating Expenses	3,031	2,707	324	12.0%
Total Noninterest Expense	$ 7,556	$ 6,652	$ 904	13.6%

Operations – Year Ended December 31, 2015 compared to Year Ended December 31, 2014
Consolidated net income available to common shareholders of $6.3 million for the year ended December 31, 2015 increased $30,000 compared to the year ended December 31, 2014. This is attributable to increased net interest income of $1.5 million, a reduction in the provision for loan losses of $1.2 million, decreased income tax expense of $143,000 and decreased preferred stock dividends of $177,000. These increases to net income were offset by increased noninterest expense of $2.2 million and decreased noninterest income of $794,000.

Net interest income increased to $36.5 million for the year ended December 31, 2015 compared to $35.1 million for the year ended December 31, 2014. The net interest margin was 3.60% for the year ended December 31, 2015, an eight basis point decrease from 3.68% for the year ended December 31, 2014. The decrease in net interest margin was largely the result of additional interest expense related to the subordinated notes issued during the first quarter of 2015.

Interest and dividend income increased by $2.1 million to $43.9 million for the year ended December 31, 2015 compared to $41.8 million for the year ended December 31, 2014, primarily due to increased income from the growth in the average balance of loans. Interest and dividend income on loans increased $2.6 million due to growth of $54.8 million in the average balance of loans from $819.4 million for the year ended December 31, 2014 to $874.2 million for the year ended December 31, 2015. Interest and dividend income on investments increased $203,000 during 2015 compared to the prior year as average interest-earning investment balances increased $4.7 million and average yields increased from 1.70% to 1.79%. These increases to interest income were partially offset by decreased income from reduced yields on loans. Average loan yields declined nine basis points from 4.82% for the year ended December 31, 2014 to 4.73% for the year ended December 31, 2015, which resulted in a decrease in interest income of $684,000.

Interest expense increased $647,000 to $7.3 million for the year ended December 31, 2015 compared to the year ended December 31, 2014 due primarily to an increase in interest expense related to the subordinated notes issued during the first quarter of 2015. The average cost of total interest-bearing liabilities was 0.85% for the year ended December 31, 2015 compared to 0.83% for the year ended December 31, 2014. During the year ended December 31, 2015, interest expense increased $1.3 million due to the subordinated note issuance and larger short-term debt balances and $119,000 due to increased average balances of interest-bearing transaction deposit accounts compared to the same twelve months of 2014. Additionally, interest expense increased $35,000 on money market accounts, as rates increased modestly from 0.27% to 0.28%. The increases to interest expense were partially offset by reductions of $228,000 due to lower average balances of long-term debt and time deposits and $594,000 due to net decreases in rates paid on time deposits and long-term debt. The average rate paid on debt, which includes long-term debt, TRUPS, subordinated notes, and short-term borrowings, increased from 2.32% for the year ended December 31, 2014 to 2.77% for the year ended December 31, 2015.

The Company continued to make progress in reducing overall deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of average deposits increased from 52.0% for the year ended December 31, 2014 to 56.4% for the year ended December 31, 2015. Deposit costs declined eight basis points from 0.56% for the year ended December 31, 2014 to 0.48% for the year ended December 31, 2015. Average transaction deposits for the year ended December 31, 2015 increased $65.4 million or 15.5% to $488.2 million compared to $422.9 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $19.7 million, or 19.6%, from $100.8 million for the year ended December 31, 2014 to $120.5 million for the year ended December 31, 2015. The Company is less dependent on time deposits for funding. In the current year, the progress in continuing to add transaction deposits has mitigated some of the impact of the increased interest expense associated with the subordinated notes.

The provision for loan losses decreased $1.2 million to $1.4 million for the year ended December 31, 2015 compared to $2.6 million for the year ended December 31, 2014. Net charge-offs decreased $936,000 from $2.3 million for the year ended December 31, 2014 to $1.4 million for the year ended December 31, 2015. The effects of these charge-offs on the provision were mitigated by improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in other qualitative factors, such as reductions in classified assets.

Noninterest income decreased by $794,000 to $3.3 million for the year ended December 31, 2015 compared to $4.1 million for the year ended December 31, 2014. Noninterest income decreased primarily due to a decrease in income from residential loan sales of $389,000, a reduction in OREO gains on disposals of $342,000 and the one-time expense to record a $426,000 provision for the loss on the sale of the King George, Virginia branch building and equipment. Gains on loans held for sale were $104,000 for the year ended December 31, 2015 compared to $493,000 for the year ended December 31, 2014. The reduction in loans held for sale reflected the Company's exit from residential loan originations during the second quarter of 2015 and there were no loans sales during the last six months of 2015. The Company also experienced a decrease in revenues of $56,000 for the year ended December 31, 2015 compared to the prior year from miscellaneous fees and investment securities transactions. These decreases were partially offset by increased noninterest income in service charges of $275,000 and BOLI of $144,000. The Company made an additional investment of $7.0 million in BOLI during the third quarter of 2014.

For the year ended December 31, 2015, noninterest expense increased 8.3%, or $2.2 million, to $28.4 million from $26.2 million for the year ended December 31, 2014. The Company's noninterest expense of $28.4 million for the year ended December 31, 2015 included OREO expenses of $1.1 million and a $200,000 reduction in an insurance settlement claim receivable. The Company's noninterest expense for 2015, excluding OREO charges and the insurance settlement claim, was $27.2 million which represents a $1.3 million or 5.1% increase over the comparable $25.9 million for the year end December 31, 2014. Noninterest expense as a percentage of average assets for the year ended December 31, 2015 was 2.60% compared to 2.56% for the year ended December 31, 2014. The Company's ratio decreased three basis points during 2015, excluding OREO charges and the insurance settlement claim adjustment, to 2.49% for the year ended December 31, 2015 compared to 2.52% for the year ended December 31, 2014. Compensation and benefits have increased 3.2% or $515,000 compared to the same period in the prior year. The Company has controlled the growth of salary and benefit costs by restructuring our branch organization and better aligning incentives with Company performance. The Company is continuing to work to slow the growth of noninterest expenses as a percentage of average assets based on current expansion plans and a greater ability to increase efficiencies as a result of our larger asset size.

The Company's efficiency ratio for the year ended December 31, 2015 was 71.35% compared to 67.00% for the year ended December 31, 2014. Excluding the impact of the one-time loss provision on the sale of the King George branch, OREO expenses, OREO gains and losses and the insurance claim, the adjusted efficiency ratio for the years ended December 31, 2015 and 2014 was 67.44% and 66.57%, respectively. The following is a summary breakdown of noninterest expense:

	Years Ended December 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$ 16,366	$ 15,851	$ 515	3.2%
OREO Valuation Allowance and Expenses	1,059	386	673	174.4%
Other Operating Expenses	10,993	9,998	995	10.0%
Total Noninterest Expense	$ 28,418	$ 26,235	$ 2,183	8.3%

Financial Condition at December 31, 2015 compared to December 31, 2014

Total assets at December 31, 2015 of $1.14 billion increased $60.5 million compared to total assets of $1.08 billion at December 31, 2014. The increase in total assets was primarily attributable to growth in securities and loans partially offset by declines in cash. Net loans increased $46.8 million from $862.4 million at December 31, 2014 to $909.2 million at December 31, 2015, due primarily to increases in loans for commercial real estate. The following is a breakdown of the Company's loan portfolio at December 31, 2015 and December 31, 2014:

(dollars in thousands)	December 31, 2015%		December 31, 2014%

Commercial real estate	$ 613,479	66.76%	$ 561,080	64.34%
Residential first mortgages	149,967	16.32%	152,837	17.52%
Construction and land development	36,189	3.94%	36,370	4.17%
Home equity and second mortgages	21,716	2.36%	21,452	2.46%
Commercial loans	67,246	7.32%	73,625	8.44%
Consumer loans	366	0.04%	613	0.07%
Commercial equipment	29,931	3.26%	26,152	3.00%
	918,894	100.00%	872,129	100.00%
Less:
Deferred loan fees	1,154	0.13%	1,239	0.14%
Allowance for loan losses	8,540	0.93%	8,481	0.97%
	9,694		9,720
	$ 909,200		$ 862,409

The Company has been working in an increasingly assertive manner to reduce classified loans by using approaches that maximize the Company's contractual rights with each individual customer relationship. The objective is to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. The Company is encouraging existing classified customers to obtain financing with other lenders or enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Company.

Management considers classified assets to be an important measure of asset quality. Classified assets declined as a percentage of total assets and risk-based regulatory capital and in total dollars from a high point of greater than $81.9 million at September 30, 2011. Classified assets decreased $10.7 million, or 19.8%, from $54.0 million at December 31, 2014 to $43.3 million at December 31, 2015. During the fourth quarter of 2015, the Company reduced classified loans $3.5 million to $32.8 million compared to $36.3 million at September 30, 2015. Of the $3.5 million reduction in classified loans, $2.7 million was transferred to OREO. These properties include a 21 unit apartment building, 11 condo units and a commercial property. The Company is optimistic that these properties will be sold in the near term based on the current valuation, the existing market and tenant occupancy. The following is a breakdown of the Company's classified and special mention assets at December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015 and December 31, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of December 31, 2015	As of September 30, 2015	As of June 30, 2015	As of March 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$ 31,943	$ 36,205	$ 37,439	$ 40,934	$ 46,735	$ 47,645	$ 48,676	$ 68,515
Doubtful	861	146	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	37
Total classified loans	32,804	36,351	37,439	40,934	46,735	47,645	48,676	68,552
Special mention loans	1,642	2,444	3,683	9,385	5,460	9,246	6,092	-
Total classified and special mention loans	$ 34,446	$ 38,795	$ 41,122	$ 50,319	$ 52,195	$ 56,891	$ 54,768	$ 68,552

Classified loans	32,804	36,351	37,439	40,934	46,735	47,645	48,676	68,552
Classified securities	1,093	1,191	1,271	1,336	1,404	2,438	3,028	6,057
Other real estate owned	9,449	6,431	6,422	6,861	5,883	6,797	6,891	5,029
Total classified assets	$ 43,346	$ 43,973	$ 45,132	$ 49,131	$ 54,022	$ 56,880	$ 58,595	$ 79,638

Total classified assets as a percentage of total assets	3.79%	3.95%	4.01%	4.51%	4.99%	5.56%	5.97%	8.10%
Total classified assets as a percentage of Risk Based Capital	30.19%	30.64%	31.53%	34.60%	39.30%	43.11%	59.02%	83.89%

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) increased $1.1 million from $10.3 million or 1.18% of total loans at December 31, 2014 to $11.4 million or 1.24% of total loans at December 31, 2015. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company's policy, interest income is recognized on a cash basis for these loans. The Company had 38 non-accrual loans at December 31, 2015 compared to 31 non-accrual loans at December 31, 2014. Non-accrual loans at December 31, 2015 included $8.1 million, or 71% of non-accrual loans, attributed to 19 loans representing six customer relationships classified as substandard. Non-accrual loans at December 31, 2014 included $8.8 million, or 86% of nonperforming loans, attributed to 16 loans representing six customer relationships classified as substandard. Of these loans at December 31, 2015 and December 31, 2014, four loans totaling $3.8 million and $3.9 million, respectively, represented a stalled residential development project. During the second quarter of 2014, the Company deferred the collection of principal and interest to enable the project to use available funds to build units and complete the project. The stalled development project loans are considered both troubled debt restructures ("TDRs") and non-accrual loans. At December 31, 2015, the Company had an additional three TDR loans totaling $1.7 million classified non-accrual. At December 31, 2014, the Company had one additional TDR loan totaling $1.0 million that was non-accrual. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) decreased $395,000 from $12.1 million, or 1.39% of loans, at December 31, 2014 to $11.7 million, or 1.27% of loans, at December 31, 2015. Loans 31-89 days delinquent decreased $872,000 from $1.8 million, or 0.21% of total loans, at December 31, 2014 to $948,000, or 0.10% of total loans, at December 31, 2015.

At December 31, 2015, the Company had 23 accruing TDRs totaling $13.1 million compared to 19 accruing TDRs totaling $13.2 million as of December 31, 2014. The Company had specific reserves of $1.3 million on nine TDRs totaling $3.6 million at December 31, 2015 and $251,000 on five TDRs totaling $2.5 million at December 31, 2014. The following is a breakdown by loan classification of the Company's TDRs at December 31, 2015 and December 31, 2014:

	December 31, 2015		December 31, 2014
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$ 11,897	13	$ 10,438	9
Residential first mortgages	881	3	906	3
Construction and land development	4,283	5	4,376	4
Commercial loans	1,384	7	2,262	6
Commercial equipment	123	2	154	2
Total TDRs	$ 18,568	30	$ 18,136	24
Less: TDRs included in non-accrual loans	(5,435)	(7)	(4,887)	(5)
Total accrual TDR loans	$ 13,133	23	$ 13,249	19

The OREO balance was $9.4 million at December 31, 2015, an increase of $3.5 million compared to $5.9 million at December 31, 2014. This increase consisted of additions of $5.4 million offset by valuation allowances of $664,000 to adjust properties to current appraised values and $1.2 million in disposals. OREO carrying amounts reflect management's estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Non-accrual loans and OREO to total assets increased 34 basis points from 1.49% at December 31, 2014 to 1.83% at December 31, 2015. Non-accrual loans, OREO and TDRs to total assets increased 37 basis points from 2.71% at December 31, 2014 to 2.98% at December 31, 2015.

The allowance for loan losses was 0.93% of gross loans at December 31, 2015 and 0.97% at December 31, 2014. There was a decrease in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management's judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management's estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Company decreased its general allowance as a percentage of gross loans 17 basis points from 0.92% at December 31, 2014 to 0.75% at December 31, 2015.

The following is a breakdown of the Company's general and specific allowances as a percentage of gross loans at December 31, 2015 and December 31, 2014, respectively.

(dollar in thousands)	December 31, 2015	% of Gross Loans	December 31, 2014	% of Gross Loans

General Allowance	$ 6,932	0.75%	$ 8,030	0.92%
Specific Allowance	1,608	0.17%	451	0.05%
Total Allowance	$ 8,540	0.93%	$ 8,481	0.97%

The most important weighted factor in the Company's allowance for loan loss methodology is the charge-off history of the loan portfolio. The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance and has decreased as the Company's charge-off history has improved. The following table provides a six-year trend of net charge-offs as a percentage of average loans.

	Years Ended December 31,
(dollars in thousands)	2015	2014	2013	2012	2011	2010
Average loans	$ 874,186	$ 819,381	$ 741,369	$ 719,798	$ 671,242	$ 615,887
Net charge-offs	1,374	2,309	1,049	1,937	4,101	3,736
Net charge-offs to average loans	0.16%	0.28%	0.14%	0.27%	0.61%	0.61%

Deposits increased by 4.3%, or $37.5 million to $906.9 million at December 31, 2015 compared to $869.4 million at December 31, 2014. Between 2012 and 2015, the Company increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Average transaction deposits for the year ended December 31, 2015 increased $65.4 million or 15.5% to $488.2 million compared to $422.9 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $19.7 million, or 19.6%, from $100.8 million for the year ended December 31, 2014 to $120.5 million for the year ended December 31, 2015. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 58.6% of total deposits at December 31, 2015. Details of the Company's deposit portfolio at December 31, 2015 and December 31, 2014 are presented below:

	December 31, 2015		December 31, 2014
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$ 142,771	15.74%	$ 122,195	14.06%
Interest-bearing:
Demand	120,918	13.33%	108,350	12.46%
Money market deposits	219,956	24.25%	211,929	24.38%
Savings	47,703	5.26%	41,499	4.77%
Certificates of deposit	375,551	41.41%	385,411	44.33%
Total interest-bearing	764,128	84.26%	747,189	85.94%

Total Deposits	$ 906,899	100.00%	$ 869,384	100.00%

Transaction accounts	$ 531,348	58.59%	$ 483,973	55.67%

The Company uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at December 31, 2015 and December 31, 2014 were $49.1 million and $41.7 million, respectively. Reciprocal brokered deposits at December 31, 2015 and December 31, 2014 were $61.1 million and $41.6 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers.

Long-term debt and short-term borrowings increased $14.9 million from $76.7 million at December 31, 2014 to $91.6 million at December 31, 2015. During the year ended December 31, 2015, the Company paid off a net of $19.1 million in Federal Home Loan Bank ("FHLB") long-term debt reducing the balance to $55.6 million at December 31, 2015. Short-term borrowings increased $34.0 million to $36.0 million at December 31, 2015. The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the year ended December 31, 2015, stockholders' equity decreased $16.8 million to $99.8 million. The decrease in stockholders' equity was due to the $20.0 million payoff of SBLF preferred stock as described previously, quarterly common dividends paid of $1.8 million, quarterly preferred stock dividends paid of $73,000 and repurchases of common stock of $1.8 million. These decreases to capital were partially offset by increases to equity from net income of $6.3 million, net stock related activities related to stock-based compensation and the exercise of options of $497,000 and a current year decrease in accumulated other comprehensive loss of $127,000. Common stockholders' equity of $99.8 million at December 31, 2015 resulted in a book value of $21.48 per common share compared to $20.53 at December 31, 2014. The Company remains well-capitalized at December 31, 2015 with a Tier 1 capital to average assets ratio of 10.01%.

On January 1, 2015, the Company and Bank became subject to the new Basel III Capital Rules (subject to a phase-in period for certain provisions). In July 2013, the Company's primary federal regulator, the Federal Reserve, published final rules (the "Basel III Capital Rules") establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee's December 2010 framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the previous U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules were effective on January 1, 2015. As of December 31, 2015, the Company and Bank were well-capitalized under the regulatory framework for prompt corrective action under the new Basel III Capital Rules.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion. Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company's banking centers are located at its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of December 31, 2015. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share amounts )	2015	2014	2015	2014
Interest and Dividend Income
Loans, including fees	$ 10,500	$ 10,093	$ 41,386	$ 39,475
Taxable interest and dividends on investment securities	705	565	2,473	2,270
Interest on deposits with banks	3	5	14	14
Total Interest and Dividend Income	11,208	10,663	43,873	41,759

Interest Expense
Deposits	1,054	1,084	4,152	4,586
Short-term borrowings	11	2	37	12
Long-term debt	795	524	3,156	2,100
Total Interest Expense	1,860	1,610	7,345	6,698

Net Interest Income	9,348	9,053	36,528	35,061
Provision for loan losses	362	1,502	1,433	2,653
Net Interest Income After Provision For Loan Losses	8,986	7,551	35,095	32,408

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	106	33	315	368
Gain on sale of asset	-	-	19	7
Net (losses) gains on sale of OREO	-	262	(20)	322
Net (losses) gains on sale of investment securities	5	(5)	4	19
Loss on premises and equipment held for sale	-	-	(426)	-
Income from bank owned life insurance	199	208	815	671
Service charges	599	582	2,488	2,213
Gain on sale of loans held for sale	-	145	104	493
Total Noninterest Income	909	1,225	3,299	4,093
Noninterest Expense
Salary and employee benefits	4,148	3,891	16,366	15,851
Occupancy expense	593	584	2,427	2,371
Advertising	133	65	583	545
Data processing expense	544	429	2,044	1,556
Professional fees	403	362	1,323	1,129
Depreciation of furniture, fixtures, and equipment	195	205	810	753
Telephone communications	47	53	188	185
Office supplies	49	38	157	204
FDIC Insurance	214	167	799	709
OREO valuation allowance and expenses	377	54	1,059	386
Other	853	804	2,662	2,546
Total Noninterest Expense	7,556	6,652	28,418	26,235
Income before income taxes	2,339	2,124	9,976	10,266
Income tax expense	811	579	3,633	3,776
Net Income	$ 1,528	$ 1,545	$ 6,343	$ 6,490
Preferred stock dividends	-	50	23	200
Net Income Available to Common Stockholders	$ 1,528	$ 1,495	$ 6,320	$ 6,290

Earnings Per Common Share
Basic	$ 0.33	$ 0.32	$ 1.36	$ 1.35
Diluted	$ 0.33	$ 0.32	$ 1.35	$ 1.35
Cash dividends paid per common share	$ 0.10	$ 0.10	$ 0.40	$ 0.40

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31, 2015	December 31, 2014
(dollars in thousands)	(Unaudited)
Assets
Cash and due from banks	$ 9,059	$ 17,275
Federal funds sold	225	965
Interest-bearing deposits with banks	1,855	3,133
Securities available for sale (AFS), at fair value	35,116	41,939
Securities held to maturity (HTM), at amortized cost	109,420	84,506
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,931	6,434
Loans receivable - net of allowance for loan losses of $8,540 and $8,481	909,200	862,409
Premises and equipment, net	20,156	20,586
Premises and equipment held for sale	2,000	-
Other real estate owned (OREO)	9,449	5,883
Accrued interest receivable	3,218	3,036
Investment in bank owned life insurance	27,836	27,021
Other assets	8,867	9,691
Total Assets	$ 1,143,332	$ 1,082,878

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$ 142,771	$ 122,195
Interest-bearing deposits	764,128	747,189
Total deposits	906,899	869,384
Short-term borrowings	36,000	2,000
Long-term debt	55,617	74,672
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	-
Accrued expenses and other liabilities	10,033	8,263
Total Liabilities	1,043,549	966,319

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000;
authorized and issued 20,000 at December 31, 2014 and none at December 31, 2015	-	20,000
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,645,429 and 4,702,715 shares, respectively	46	47
Additional paid in capital	46,809	46,416
Retained earnings	53,495	50,936
Accumulated other comprehensive loss	(251)	(378)
Unearned ESOP shares	(316)	(462)
Total Stockholders' Equity	99,783	116,559
Total Liabilities and Stockholders' Equity	$ 1,143,332	$ 1,082,878

Selected Financial Information and Ratios
	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

KEY OPERATING RATIOS
Return on average assets	0.55%	0.59%	0.58%	0.63%
Return on average common equity	6.06	6.22	6.33	6.69
Return on average total equity	6.06	5.32	6.21	5.69
Average total equity to average total assets	9.02	11.05	9.35	11.11
Interest rate spread	3.47	3.60	3.48	3.55
Net interest margin	3.61	3.73	3.60	3.68
Cost of funds	0.74	0.70	0.75	0.74
Cost of deposits	0.47	0.52	0.48	0.56
Cost of debt	2.78	2.35	2.77	2.32
Efficiency ratio	73.67	64.72	71.35	67.00
Non-interest expense to average assets	2.70	2.53	2.60	2.56
Avg. int-earning assets to avg. int-bearing liabilities	118.43	119.49	117.71	118.83
Net charge-offs to average loans	0.09	0.62	0.16	0.28
COMMON SHARE DATA
Basic net income per common share	$ 0.33	$ 0.32	$ 1.36	$ 1.35
Diluted net income per common share	0.33	0.32	1.35	1.35
Cash dividends paid per common share	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	4,605,033	4,653,141	4,639,700	4,646,424
Diluted	4,642,081	4,658,367	4,676,748	4,655,127

	(Unaudited)
(dollars in thousands, except per share amounts)	December 31, 2015	December 31, 2014	$ Change	% Change
ASSET QUALITY
Total assets	$ 1,143,332	$ 1,082,878	$ 60,454	5.6%
Gross loans	918,894	872,129	46,765	5.4
Classified Assets	43,346	54,022	(10,676)	(19.8)
Allowance for loan losses	8,540	8,481	59	0.7
Past due loans (PDLs) (31 to 89 days)	948	1,820	(872)	(47.9)
Nonperforming loans (NPLs) (>=90 days)	10,740	10,263	477	4.6
Non-accrual loans (a)	11,433	10,263	1,170	11.4
Accruing troubled debt restructures (TDRs) (b)	13,133	13,249	(116)	(0.9)
Other real estate owned (OREO)	9,449	5,883	3,566	60.6
ASSET QUALITY RATIOS
Classified assets to total assets	3.79%	4.99%
Classified assets to risk-based capital	30.19	39.30
Allowance for loan losses to total loans	0.93	0.97
Allowance for loan losses to nonperforming loans	79.52	82.64
Past due loans (PDLs) to total loans	0.10	0.21
Nonperforming loans (NPLs) to total loans	1.17	1.18
Loan delinquency (PDLs + NPLs) to total loans	1.27	1.39
Non-accrual loans to total loans	1.24	1.18
Non-accrual loans and TDRs to total loans	2.67	2.70
Non-accrual loans and OREO to total assets	1.83	1.49
Non-accrual loans, OREO and TDRs to total assets	2.98	2.71
COMMON SHARE DATA
Book value per common share	$ 21.48	$ 20.53
Common shares outstanding at end of period	4,645,429	4,702,715
OTHER DATA
Number of:
Full-time equivalent employees	171	172
Branches	12	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	10.01%	12.24%
Tier 1 common capital to risk-weighted assets	10.16	n/a
Tier 1 capital to risk-weighted assets	11.38	14.26
Total risk-based capital to risk-weighted assets	14.58	15.21

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b) At December 31, 2015 and December 31, 2014, the Bank had total TDRs of $18.6 million and $18.1 million, respectively, with three and two TDR relationships totaling $5.4 million and $4.9 million, respectively, in non-accrual status.  One TDR customer relationship of $3.8 million dollars has terms that defer the payment of principal and interest for a period of time. These loans will be classified as non-accrual loans during the entire concession period. These loans are classified as non-accrual loans for the calculation of financial ratios.

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended December 31, 2015 and 2014, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended December 31,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 888,799	$ 10,500	4.73%	$ 838,139	$ 10,093	4.82%
Investment securities, federal funds
sold and interest-bearing deposits	148,181	708	1.91%	133,138	570	1.71%
Total Interest-Earning Assets	1,036,980	11,208	4.32%	971,277	10,663	4.39%
Cash and cash equivalents	12,466			14,319
Other assets	67,990			64,806
Total Assets	$ 1,117,436			$ 1,050,402

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 46,829	$ 12	0.10%	$ 40,573	$ 10	0.10%
Interest-bearing demand and money
market accounts	337,753	244	0.29%	292,233	189	0.26%
Certificates of deposit	375,271	799	0.85%	390,702	885	0.91%
Long-term debt	61,980	355	2.29%	74,677	448	2.40%
Short-term debt	18,797	11	0.23%	2,679	2	0.30%
Subordinated Notes	23,000	359	6.24%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	80	2.67%	12,000	76	2.53%

Total Interest-Bearing Liabilities	875,630	1,860	0.85%	812,864	1,610	0.79%

Noninterest-bearing demand deposits	130,811			111,924
Other liabilities	10,211			9,517
Stockholders' equity	100,784			116,097
Total Liabilities and Stockholders' Equity	$ 1,117,436			$ 1,050,402

Net interest income		$ 9,348			$ 9,053

Interest rate spread			3.47%			3.60%
Net yield on interest-earning assets			3.61%			3.73%
Ratio of average interest-earning
assets to average interest bearing
liabilities			118.43%			119.49%

Cost of funds			0.74%			0.70%
Cost of deposits			0.47%			0.52%
Cost of debt			2.78%			2.35%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended December 31, 2015
	compared to Three Months Ended
	December 31, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 598	$ (191)	$ 407
Investment securities, federal funds
sold and interest bearing deposits	72	66	138
Total interest-earning assets	$ 670	$ (125)	$ 545

Interest-bearing liabilities:
Savings	2	-	2
Interest-bearing demand and money
market accounts	33	22	55
Certificates of deposit	(33)	(53)	(86)
Long-term debt	(73)	(20)	(93)
Short-term debt	9	-	9
Subordinated notes	359	-	359
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	4	4
Total interest-bearing liabilities	$ 297	$ (47)	$ 250
Net change in net interest income	$ 373	$ (78)	$ 295

(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the years ended December 31, 2015 and 2014, respectively. There are no tax equivalency adjustments.

	For the Years Ended December 31,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 874,186	$ 41,386	4.73%	$ 819,381	$ 39,475	4.82%
Investment securities, federal funds
sold and interest-bearing deposits	139,256	2,487	1.79%	134,552	2,284	1.70%
Total Interest-Earning Assets	1,013,442	43,873	4.33%	953,933	41,759	4.38%
Cash and cash equivalents	12,192			11,979
Other assets	67,272			60,530
Total Assets	$ 1,092,906			$ 1,026,442

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 44,963	$ 45	0.10%	$ 40,104	$ 40	0.10%
Interest-bearing demand and money
market accounts	322,717	904	0.28%	281,960	755	0.27%
Certificates of deposit	378,179	3,203	0.85%	389,641	3,791	0.97%
Long-term debt	68,924	1,557	2.26%	74,714	1,788	2.39%
Short-term debt	13,463	37	0.27%	4,344	12	0.28%
Subordinated Notes	20,732	1,290	6.22%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	309	2.58%	12,000	312	2.60%

Total Interest-Bearing Liabilities	860,978	7,345	0.85%	802,763	6,698	0.83%

Noninterest-bearing demand deposits	120,527			100,783
Other liabilities	9,244			8,898
Stockholders' equity	102,157			113,997
Total Liabilities and Stockholders' Equity	$ 1,092,906			$ 1,026,441

Net interest income		$ 36,528			$ 35,061

Interest rate spread			3.48%			3.55%
Net yield on interest-earning assets			3.60%			3.68%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.71%			118.83%

Cost of funds			0.75%			0.74%
Cost of deposits			0.48%			0.56%
Cost of debt			2.77%			2.32%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Year Ended December, 2015
	compared to Year Ended
	December 31, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 2,595	$ (684)	$ 1,911
Investment securities, federal funds
sold and interest bearing deposits	84	119	203
Total interest-earning assets	$ 2,679	$ (565)	$ 2,114

Interest-bearing liabilities:
Savings	5	-	5
Interest-bearing demand and money
market accounts	114	35	149
Certificates of deposit	(97)	(491)	(588)
Long-term debt	(131)	(100)	(231)
Short-term debt	25	-	25
Subordinated notes	1,290	-	1,290
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	(3)	(3)
Total interest-bearing liabilities	$ 1,206	$ (559)	$ 647
Net change in net interest income	$ 1,473	$ (6)	$ 1,467

(1) Average balance includes non-accrual loans

CONTACT: William J. Pasenelli, Chief Executive Officer, 888.745.2265